[Logo of World Airways appears here]


                                    ----------------------------------
                                    1998
                                    ----------------------------------
                                    ANNUAL
                                    ----------------------------------
                                    MEETING

                                                               April 30, 1998

DEAR STOCKHOLDER:

         We cordially invite you to attend your Company's Annual Meeting of Stockholders to be held on Wednesday, June 17, 1998. Enclosed are a proxy statement and a form of proxy. Please note that the meeting will commence at 11:00 a.m. at the Company's headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia 20171.

         At this meeting we will ask the Stockholders (i) to elect four
Directors: two Class III Directors to serve until the 2001 Annual Meeting, one Class I Director to serve until the 1999 Annual Meeting and one Class II Director to serve until the 2000 Annual Meeting; (ii) to ratify the selection of KPMG Peat Marwick LLP as World Airways' independent public accountants for the year ending December 31, 1998 and (iii) to approve an amendment to the World Airways 1995 Stock Option Plan.

         We value your participation by voting your shares on matters that come before the meeting. Please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting.

                                          Sincerely,



                                          Russell L. Ray, Jr.
                                          President and Chief Executive Officer

                               WORLD AIRWAYS, INC.

                              The Hallmark Building
                             13873 Park Center Road
                             Herndon, Virginia 20171

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 17, 1998

TO THE STOCKHOLDER ADDRESSED:

     World Airways, Inc. will hold its Annual Meeting of Stockholders at 11:00 a.m. at the Company's Headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia, on June 17, 1998, for the following purposes:

         1. To elect four Directors: two Class III Directors to serve until the 2001 Annual Meeting, one Class I Director to serve until the 1999 Annual Meeting and one Class II Director to serve until the 2000 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

         2. To ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1998;

         3. To approve an amendment to the World Airways 1995 Stock Option Plan (the "1995 Option Plan") to increase the number of shares of Common Stock issuable under the 1995 Option Plan from 1,100,000 to 1,800,000; and

         4. To act upon such other matters as may properly come before the Meeting.

         The record date for the determination of stockholders entitled to vote at the meeting is April 29, 1998, and only stockholders of record at the close of business on that date will be entitled to vote at this meeting and any adjournment thereof.

         Whether or not you plan to attend the stockholders' meeting, please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting. You may revoke your proxy at any time prior to the time it is voted.

Herndon, Virginia                           By Order of the Board of Directors,
April 30, 1998


                                            Vance Fort
                                            Secretary

                               WORLD AIRWAYS, INC.

                              The Hallmark Building
                             13873 Park Center Road
                             Herndon, Virginia 20171

                                 PROXY STATEMENT


         This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of World Airways, Inc. ("World Airways" or the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, June 17, 1998, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in detail herein. The meeting will be held at 11:00 a.m. at the Company's headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia.

         All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of the Class I, Class II and Class III Directors named elsewhere in this proxy statement and, in favor of the appointment of KPMG Peat Marwick LLP as independent auditors and the Amendment to the 1995 Option Plan to increase the number of shares issuable under the Plan. Any proxy may be revoked by the stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Stockholders who attend the meeting may revoke any proxy previously granted and vote in person.

         This proxy statement and the accompanying proxy are being mailed to the stockholders on or about April 30, 1998.

                               PURPOSE OF MEETING

         At the meeting, the Board of Directors will ask stockholders to (1) elect four Directors: two Class III Directors to serve until the 2001 Annual Meeting, one Class I Director to serve until the 1999 Annual Meeting, and one Class II Director to serve until the 2000 Annual Meeting and until their successors are duly elected and qualified, and (2) ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1998 and (3) to approve an amendment to the 1995 Option Plan to increase the number of shares of Common Stock issuable under the 1995 Option Plan from 1,100,000 to 1,800,000. In addition, the stockholders will act upon such other matters as may properly come before the meeting.

                                     VOTING

GENERAL

         Only holders of record of the Company's Common Stock, par value $.001 per share ("Common Stock"), at the close of business on April 29, 1998, will be entitled to vote at the meeting. On April 29, 1998, 7,230,064 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

         Shares of Common Stock represented by proxies received in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained in such proxies. Where no such instructions are given, proxy holders will vote such shares in accordance with the recommendations of the Board of Directors. The proxy holders will also vote such shares at their discretion with respect to such other matters as may properly come before the meeting.

         A quorum at the Annual Meeting will consist of the presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date and entitled to vote at the Annual Meeting. Each stockholder may cast one vote per share owned by such stockholder for each of two nominees for Class III Director, one nominee for Class I Director and one nominee for Class II Director. The four nominees receiving the greatest number of votes will be elected. In calculating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. The affirmative vote of a majority of shares voting at the meeting is required to ratify the selection of KPMG Peat Marwick LLP and for approval of the proposed amendment to the 1995 Option Plan. In determining whether each of the KPMG Peat Marwick LLP proposal and the proposed amendment to the 1995 Option Plan has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against KPMG Peat Marwick LLP and the amendment to the 1995 Option Plan. The Company does not know of any matters to be acted upon at the meeting other than the three items described in this Proxy Statement. Any stockholder has the power to revoke a proxy at any time before it is voted.

                                   THE COMPANY

         World Airways is a leading provider of worldwide passenger and cargo air transportation under contracts with major airlines, the U.S. Air Force and tour operators.

                      SECURITY OWNERSHIP OF CERTAIN PERSONS

PRINCIPAL STOCKHOLDERS

         The following are the only persons known to the Company who are beneficial owners of more than five percent of Common Stock as of March 31, 1998 (except as otherwise noted). With respect to the information set forth below, the Company has relied upon Schedule 13D or Schedule 13G filings and information received from the persons listed.


Name of Beneficial                  Address of                            Amount and Nature of         Percent
Owner                               Beneficial Owner                     Beneficial Ownership(1)     Of Class(1)
------------------                  ----------------                     -----------------------     -----------
WorldCorp, Inc.                     13873 Park Center Road, Suite 490         3,702,000(2)              51.2%
                                    Herndon, VA 20171

Malaysian Helicopter Services       Wing On Center, 25th Floor                1,217,000(3)              16.8%
International Limited               1111 Connaught Road
                                    Central Hong Kong

AMVESCAP PLC                        11 Devonshire Square                        561,800(4)               7.8%
                                    London EC2M 4YR
                                    England
-------------------------

(1) Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission ("SEC") regulations. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), shares of Common Stock issuable upon the exercise of such options are deemed outstanding for purposes of computing the percentage of Common Stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by the beneficial owner thereof listed in the table, but are deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and investment power with regard to the shares shown as owned by such person. Calculation of the Percent of Class is based on 7,230,064 shares of Common Stock outstanding as of March 31, 1998.

(2) Beneficial ownership as reported in WorldCorp's Annual Report on Form 10-K for the year ended December 31, 1997.

(3) Beneficial ownership as reported in Schedule 13D dated October 12, 1995, filed by Malaysian Helicopter Services International Limited, as reduced by 773,000 shares of Common Stock sold by Malaysian Helicopter Services International Limited to World Airways on January 23, 1998.

(4)     As reported in a Schedule 13G filed on February 11, 1998, jointly by
(i) AMVESCAP PLC, (ii) AVZ, Inc., (iii) AIM Management Group Inc.,(iv)
AMVESCA Group Services, Inc., (v) INVESCO, Inc. And (vi) INVESCO North American Holdings, Inc. (viii) INVESCO Funds Group, Inc., (ix) INVESCO Management & Research, Inc., (x) INVESCO Realty Advisors, Inc., (xi) INVESCO MIM Management Limited and (xii) INVESCO Asset Management Limited.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information concerning the beneficial ownership of World Airways' Common Stock ("WA C.S.") and the common stock of WorldCorp ("WC C.S.") as of March 31, 1998, for (a) each director and nominee for director; (b) each executive officer; and (c) directors and executive officers as a group.

                             Amount and Nature of
    Name of                       Percent of            Title of
Beneficial Owner            Beneficial Ownership(1)      Class           Class
----------------            -----------------------      -----           -----

T. Coleman Andrews, III             61,458(2)            WA C.S.             *
                                   612,251(3)            WC C.S.          4.4%

Russell L. Ray, Jr.                304,611(4)            WA C.S.          4.2%
                                       ---                  ---            ---

Vance Fort                          47,923(5)            WA C.S.             *
                                     4,458(6)            WC C.S.             *

Ahmad M. Khatib                     81,900(7)            WA C.S.          1.1%
                                   155,925(8)            WC C.S.          1.1%

A. Scott Andrews                   190,921(9)            WA C.S.          2.6%
                                    70,567(10)           WC C.S.             *

John C. Backus, Jr.                 10,000(11)           WA C.S.             *
                                       ---                  ---            ---

Dato' Wan Malek Ibrahim             10,000(2)               ---            ---
                                       ---                  ---            ---

Peter M. Sontag                    202,521(13)           WA C.S.          2.8%

Lim Kheng Yew                       10,000(14)              ---            ---

General Ronald R. Fogleman          10,000(15)           WA C.S.             *

Daniel J. Altobello                 10,000(16)           WA C.S.             *

Directors and Executive
Officers as a Group
World Airways (six persons)        376,571               WA C.S.          5.2%
WorldCorp (five persons)           843,201               WC C.S.          6.1%

* Individual is the beneficial owner of less than one percent (1%) of World Airways' or WorldCorp's outstanding Common Stock.

---------------------
Footnotes

     (1) Beneficial ownership as reported in the table has been determined in accordance with SEC regulations and includes shares of Common Stock and WorldCorp stock which may be acquired within 60 days after March 31, 1998, upon the exercise of outstanding stock options and warrants. In accordance with Rule 13d-3 of the Exchange Act, shares of Common Stock of either company issuable upon the exercise of such options and warrants are deemed outstanding for purposes of computing the percentage of Common Stock of each Company owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock of such company owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and dispositive power with regard to the shares shown as owned by such person. Calculation of the Percent of Class is based on 7,230,064 shares of Common Stock outstanding as of March 31, 1998. Calculation of the Percent of WorldCorp Common Stock is based on 13,883,245 shares of WorldCorp common stock outstanding as of March 31, 1998.

(2) Consists of (i) 6,800 shares of Common Stock owned directly by Mr. Andrews, (ii) 50,000 shares of common stock issuable to Mr. Andrews upon the exercise of options granted by World Airways and (iii) 4,658 shares allocated to Mr. Andrews under the World Airways ESSOP.

(3) Consists of (i) 585,000 shares of Common Stock issuable to Mr. Andrews upon the exercise of stock options granted to Mr. Andrews under the 1988 Stock Option Plan, (ii) 4,139 shares of common stock owned directly by Mr. Andrews, and (iii) 23,112 shares of Common Stock allocated to Mr. Andrews' account under the WorldCorp ESSOP.

(4)      Consists of (i) 5,000 shares of Common Stock owned directly by Mr. Ray,
         (ii) 110,000 shares of Common Stock issuable to Mr. Ray upon the exercise of options granted, (iii) 8,690 shares allocated to Mr. Ray under the World Airways ESSOP, and (iv) 180,921 shares of Common Stock held by the ESSOP, as to which Mr. Ray exercises shared voting and investment power as one of three trustees of the ESSOP. Mr. Ray disclaims beneficial ownership of shares held by the ESSOP.

(5) Consists of (i) 43,750 shares of Common Stock issuable to Mr. Fort upon the exercise of options granted under the 1995 Option Plan and (ii) 4,173 shares allocated to Mr. Fort under the World Airways ESSOP.

(6) Consists of 4,458 shares of WorldCorp common stock allocated to Mr. Fort under the WorldCorp ESSOP.

(7) Consists of (i) 30,000 shares of Common Stock issuable to Mr. Khatib upon the exercise of options granted under the 1995 Option Plan and
         (ii) 1,090 shares allocated to Mr. Khatib under the World Airways
         ESSOP.

(8) Consists of (i)150,000 shares of WorldCorp common stock issuable to Mr. Khatib upon the exercise of options granted under the WorldCorp 1988 Stock Option Plan, (ii) 50,000 shares of Common Stock which may be acquired from WorldCorp pursuant to an option granted to Mr. Khatib by WorldCorp in May 1995, and (iii) 5,925 shares of WorldCorp common stock allocated to Mr. Khatib under the WorldCorp ESSOP.

(9) Consists of (i) 10,000 shares of Common Stock issuable to Mr. Scott Andrews upon the exercise of options granted under the 1995 Option Plan and (ii) 180,921 shares of Common Stock held by the ESSOP as to which

         Mr. Andrews exercises shared voting and investment power as one of three trustees of the ESSOP. Mr. Andrews disclaims beneficial ownership of shares held by the ESSOP.

(10) Consists of (i) 70,334 shares of WorldCorp common stock issuable to Mr. Scott Andrews upon the exercise of options granted under the WorldCorp 1988 Stock Option Plan and (ii) 233 shares of WorldCorp common stock allocated to Mr. Andrews under the WorldCorp ESSOP.

(11) Consists of 10,000 shares of Common Stock issuable to Mr. Backus upon the exercise of options granted under the Non-Employee Director's Stock Option Plan.

(12) Consists of 10,000 shares of Common Stock issuable to Mr. Ibrahim upon the exercise of options granted under the Non-Employee Director's Stock Option Plan.

(13) Consists of (i) 10,000 shares of Common Stock issuable to Mr. Sontag upon the exercise of options granted under the 1995 Option Plan,
         (ii)11,600 shares of Common Stock owned directly by Mr. Sontag and
         (iii) 180,921 shares of Common Stock held by the ESSOP, as to which Mr. Sontag exercises shared voting and investment power as one of three trustees of the ESSOP. Mr. Sontag disclaims beneficial ownership of shares held by the ESSOP.

(14) Consists of 10,000 shares of Common Stock issuable to Mr. Yew upon the exercise of options granted under the Non-Employee Director's Stock Option Plan.

(15) Consists of 10,000 shares of Common Stock issuable to Mr. Altobello upon the exercise of options granted under the Non-Employee Director's Stock Option Plan.

(16) Consists of 10,000 shares of Common Stock issuable to General Fogleman upon the exercise of options granted under the Non-Employee Director's Stock Option Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its greater than 10% beneficial owners, directors and executive officers were complied with in 1997, except that a Form 3 with respect to Mr. Backus becoming a member of the Board of Directors and a Form 3 with respect to Mr. Douglas becoming an executive officer of the Company were not timely filed. These failures have not been remedied by the subsequent filing of a Form 5 disclosing the information required to be filed on the Form 3. The Company has been advised that each of the individuals named above has filed a Form 3 as of the date hereof.

                               BOARD OF DIRECTORS

         The Board of Directors of the Company is responsible for establishing broad corporate policies and for the overall performance of the Company. During 1997, there were nine meetings of the Board of Directors, one meeting of the Audit Committee, four meetings of the Compensation Committee and one meeting of the Executive Committee. During 1997, or the portion of 1997 during which each director served, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees of the Board on which he served.

         The Board has authorized its Executive Committee to exercise all of its power and authority when the full Board is unable to meet, except for certain fundamental responsibilities, such as the declaration of dividends, that are reserved for the Board. During 1997, the members of the Executive Committee were T. Coleman Andrews, III, Dato' Wan Malek Ibrahim, John C. Backus, and Russell L. Ray, Jr. The Executive Committee met once during 1997.

         The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. The members of the Audit Committee during the first quarter of 1997 were A. Scott Andrews (Chairman), Russell L. Ray, Jr. and Peter M. Sontag. As of April 4, 1997, Mr. Ray began serving as President and Chief Executive Officer for the Company and subsequently served as an ex officio member of the Audit Committee. Mr. A. Scott Andrews is the brother of T. Coleman Andrews, III, the Company's Chairman. The Audit Committee met one time in 1997 and all members of the Audit Committee attended that meeting.

         The Board has also assigned certain responsibilities relating to employee compensation to the Compensation Committee. The principal duties of the Compensation Committee are to review key employee compensation policies, plans, and programs; to monitor performance and compensation of officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to administer the Company's management incentive compensation plans, including its stock option plan. The members of the Compensation Committee during 1997 were Peter M. Sontag (Chairman), Russell
L. Ray, Jr., and A. Scott Andrews. As of April 4, 1997, Mr. Ray began serving as President and Chief Executive Officer for the Company and subsequently served as an ex officio member of the Compensation Committee. The Compensation Committee met four times in 1997 and one time in March 1998, and all members of the Compensation Committee attended each of those meetings.

         Directors who are not also executive officers of the Company or of an affiliate of the Company ("Non-Affiliate Directors") receive $25,000 annually for serving on the Board of the Company, which amount is paid quarterly in advance. Chairmen of Board Committees also receive compensation in the amount of $5,000 per year for such service as Committee Chair. Non-Affiliate Directors are reimbursed for usual and ordinary expenses of meeting attendance. The Company has adopted the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which each new Non-Affiliate Director will be offered options to purchase 10,000 shares of Common Stock upon election or appointment to the Board of Directors of the Company. On the third anniversary of the initial award, each such Director will be offered an option to purchase an additional 5,000 shares of Common Stock. Options granted under the Directors' Plan become exercisable in equal monthly installments during the 36 months following the award, as long as the person remains a Director of the Company. The exercise price of all such options will be the average closing price of the Common Stock during the 30 trading days immediately preceding the date of grant. Up to 250,000 shares of Common Stock may be issued under the Directors' Plan, subject to certain adjustments.

         On May 31, 1995, the Company granted to three Non-Affiliate Directors 30,000 options to purchase 30,000 shares of Common Stock under the World Airways 1995 Stock Option Plan (the "1995 Option Plan"), all of which options expire on May 30, 2003. The Company granted to Russell L. Ray, Jr. 10,000 options, of which 7,083 became exercisable on the date of grant and the remaining 2,917 became exercisable in seven equal monthly installments of 417 options following the date of grant. The first 5,000 options to vest have an exercise price of $10.00 per share and the second 5,000 options to vest have an exercise price of $10.50 per share. The Company granted to Peter M. Sontag 10,000 options, of which 6,667 became exercisable on the date of grant and the remaining 3,333 became exercisable in eight equal monthly installments of 417 options following the date of grant. The first 5,000 options to vest have an exercise price of $11.00 per share and the second 5,000 options to vest have an exercise price of $11.55 per share. The Company granted to A. Scott Andrews 10,000 options, of which 5,000 became exercisable on the date of grant and the remaining 5,000 became exercisable in 12 equal monthly installments of 417 options following the date of grant. These options have an exercise price of $11.00 per share. All future grants of options to Non-Affiliate Directors will be made under the Directors' Plan; one grant of options to Non-Affiliate Directors was made to Mr. Backus under the Directors' Plan in 1997.

                       ITEM NO. 1 - ELECTION OF DIRECTORS

         Two Class III Directors will be elected to serve until the 2001 Annual Meeting, one Class I Director will be elected to serve until the 1999 Annual Meeting and one Class II Director will be elected to serve until the 2000 Annual Meeting and until their successors are duly elected and qualified. Unless directed to do otherwise, the proxy holders intend to vote all shares for which they hold proxies for the nominees set forth below. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the Annual Meeting, the Board will select a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE WITH AUTHORITY FOR THE PROXY HOLDERS TO VOTE FOR THE NOMINEES NAMED BELOW OR THEIR SUBSTITUTES AS SET FORTH HEREIN.


                  NOMINEES FOR ELECTION AS CLASS III DIRECTORS
               TERMS OF OFFICE EXPIRING AT THE 2001 ANNUAL MEETING

NAME AND AGE                         PAST FIVE YEARS' PRINCIPAL OCCUPATION(S) AND OTHER DIRECTORSHIPS
---------------------------          ----------------------------------------------------------------
A. Scott Andrews, 39                 Mr. Andrews has served as a Director of the Company since June 1992. He was a founder and has served as Managing Director of Winston Partners, a private investment firm, based in Vienna, VA since May 1994. He served as Chief
                                     Financial Officer of the Company and WorldCorp from May 1992 until May 1994. He joined WorldCorp as Treasurer in August 1987 and was elected Vice President -
                                     Finance and Treasurer in April 1988. From September 1980 to August 1985, he was
                                     associated with J.P. Morgan & Co., most recently as Assistant Vice President.
                                     Mr. Andrews serves on the boards of Comtrad Industries, Logotel, The Hobart West
                                     Group and Capital Transportation. He is the brother of T. Coleman Andrews, III.

Dato' Wan Malek Ibrahim, 50          Dato' Wan Malek Ibrahim has served as a Director of the Company since February
                                     1994.  Mr. Malek is Managing Director and a member of the Board of Directors of
                                     Malaysian Airlines.  He is a Director of MHS and KYM Holdings Bhd, an
                                     industrial paper manufacturer.  Pursuant to the Shareholders Agreement,
                                     WorldCorp is obligated to vote its shares to elect two directors nominated by MHS.
                                     Mr. Malek is one of such nominees designated by MHS.

                    NOMINEE FOR ELECTION AS CLASS I DIRECTOR
             CLASS I DIRECTOR - TERM OF OFFICE EXPIRING AT THE 1999
                                 ANNUAL MEETING

NAME AND AGE                        PAST FIVE YEARS' PRINCIPAL OCCUPATION(S) AND OTHER DIRECTORSHIPS
--------------------------          ----------------------------------------------------------------

Daniel J. Altobello, 57             Mr. Altobello became Chairman of the Board of Directors of Onex Food
                                    Services, Inc., owner of LSG/SKY Chefs and Caterair International, Inc. On
                                    September 30, 1995 upon the merger of Caterair International Corporation with
                                    LSG/SKY Chefs.  Mr. Altobello also serves as Chairman of SC International
                                    Services, Inc. and Caterair Holdings Corporation.  The Onex companies are the largest airline catering group in the world.  Prior to 1995 and from 1989, Mr.
                                    Altobello was Chairman, President and CEO of Caterair International Corporation
                                    and of Caterair Holdings Corporation.  Mr. Altobello is a former Executive Vice
                                    President of Marriott Corporation and President, Marriott Airport Operations
                                    Group.  Prior to 1979, Mr. Altobello served in many executive capacities at
                                    Georgetown University from 1963.  Mr. Altobello is a member of the Board of
                                    Directors of CareFirst, Inc. and CareFirst of Maryland, American Management
                                    Systems, Inc., of Colorado Prime Foods, Atlantic Aviation Holdings, Mesa Air
                                    Group, Sodexho Marriott Services and Thayer Capital Partners.  He also is a partner in Ariston Investment Partners.

                    NOMINEE FOR ELECTION AS CLASS II DIRECTOR
             CLASS II DIRECTOR - TERM OF OFFICE EXPIRING AT THE 2000
                                 ANNUAL MEETING

NAME AND AGE                        PAST FIVE YEARS' PRINCIPAL OCCUPATION(S) AND OTHER DIRECTORSHIPS
------------------------------      ----------------------------------------------------------------

General Ronald R. Fogleman, 56      General Fogleman retired from the USAF on September 1, 1997 after 38 years of distinguished service.  On his final tour of duty General Fogleman served as the
                                    15th Chief of Staff of the U.S. Air Force, a member of the Joint Chiefs of Staff and as a military advisor to the Secretary of Defense, the National Security Council and
                                    the President.  General Fogleman has an extensive background in fighter and mobility aircraft.  Since his retirement he has accepted positions on the board of several aviation organizations and airlines.  He has a cattle and consulting business and devotes considerable time to national security and community affairs.  He is a member of the Council on Foreign Relations, the Fort Lewis College Foundation,
                                    the Air Force Association and the Order of Daedalians.

                   INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
            CLASS I DIRECTORS - TERMS OF OFFICE EXPIRING AT THE 1999
                                 ANNUAL MEETING
NAME AND AGE                        PAST FIVE YEARS' PRINCIPAL OCCUPATION(S) AND OTHER DIRECTORSHIPS
----------------------------        ----------------------------------------------------------------

T. Coleman Andrews, III, 43         Mr. Andrews has served as Chairman of the Board since September 1986.  He is Chairman of the Board of WorldCorp, and has served as a Director of
                                    InteliData Technologies Corporation (and its predecessor, US Order Inc.) since
                                    1990.  From 1978 through 1986, he was affiliated with Bain & Company, Inc., an international strategy consulting firm.  At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of The Bain Capital Fund, a private venture capital partnership.  Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the White House for the Ford
                                    Administration.  He is the brother of A. Scott Andrews.

Peter M. Sontag, 55                 Mr. Sontag has served as a Director of the Company since February 1994.  Mr.
                                    Sontag currently is the Chairman of Travel Industries of Colorado, Inc.
                                    d/b/a/THOR, Inc.  Mr. Sontag provided consulting services for three years to various companies during the observation of his non-compete agreement with
                                    USTravel, Inc.  He worked on strategic, travel and automation related projects with companies such as: Choice Hotels Corporation, Ideon Corporation, Reed
                                    Elsevier, Global Matrix, Deutscher Reiseburoverband, Crown Marketing Group,
                                    Inc., Fast Lane Travel, Inc.  From 1986 to 1994, Mr. Sontag serviced as
                                    Chairman and CEO of USTravel, the third largest travel distribution company in the U.S., which he founded in 1988.  Prior to USTravel he was CEO of Sontag,
                                    Annis & Associates, Inc., a travel and computer-consulting firm sold to Citibank in 1987.  Mr. Sontag has been listed for four years by BUSINESS TRAVEL NEWS as one of the travel and transportation industry's "25 Most Influential Executives."
                                    He has also served as a member of CORPORATE TRAVEL MAGAZINE'S Panel of
                                    Experts.  Mr. Sontag has an MBA in Finance from Columbia University.

                   INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
            CLASS II DIRECTORS - TERMS OF OFFICE EXPIRING AT THE 2000
                                 ANNUAL MEETING

NAME AND AGE                        PAST FIVE YEARS' PRINCIPAL OCCUPATION(S) AND OTHER DIRECTORSHIPS
--------------------------          ----------------------------------------------------------------

John C. Backus, Jr. 39              Mr. Backus worked at US Order since its inception in 1990 and since 1994, served as its President and Chief Operating Officer.  In 1996 US Order was
                                    merged into InteliData.  In 1997 Mr. Backus became president and Chief
                                    Executive Officer of InteliData.  Mr. Backus served as Director of WorldCorp from 1994 - 1997.  Prior to working with US Order, Mr. Backus worked for six years at WorldCorp and its subsidiaries holding a variety of executive positions including Vice President of Corporate Development, Vice President of Finance,
                                    and Vice President of Sales and Marketing at World Airways, Inc.  Prior to
                                    joining WorldCorp, Mr. Backus worked at Bain & Company, Inc., a worldwide strategy consulting firm with approximately 1,200 employees, in its consulting and venture capital groups where he focused on consumer products and services.
                                    Mr. Backus serves on the Board of Directors of InteliData and Home Financial
                                    Network, Inc.  He received both his B.S. and M.B.A. from Stanford University.

Russell L. Ray, Jr., 62             Mr. Ray has served as a Director of the Company since July 1993.  Mr. Ray was appointed President and CEO of the Company on April 4, 1997.  Prior to that appointment, Mr. Ray was senior advisor to Winston Partners, a private investment firm and an aviation/aerospace consultant.  From 1992 to 1993, Mr.
                                    Ray served as Executive Vice President of British Aerospace, Inc.  From 1991
                                    to 1992, Mr. Ray served as President and Chief Executive Officer of Pan
                                    American World Airways.  From 1988 to 1991, he served as Vice President and
                                    General Manager of Commercial Marketing of McDonnell Douglas Corporation
                                    and from 1985 to 1988, he served as President of Pacific Southwest Airlines.
                                    He has served on a number of public company boards in and out of the aviation industry.  He currently serves on the board of Comtrad Industries, Inc.

Lim Kheng Yew, 45                   Lim Kheng Yew has served as a Director of the Company since February 1994.
                                    He is currently the Executive Chairman of KYM Holdings Bhd, a company listed on the KLSE, as well as Director of Malaysian Helicopter Services Berhad and
                                    TRI.

                             EXECUTIVE COMPENSATION

                               COMPENSATION REPORT

         In the beginning of 1997, the Compensation Committee of the Company consisted of three directors, Messrs. Sontag (Chairman), A. Scott Andrews and Ray, who was appointed President and CEO of the Company on April 4, 1997. Mr. Ray, subsequent to his appointment, served as an ex officio member of the Compensation Committee. The Committee administers the Company's executive incentive plans, reviews its compensation plans, programs, and policies, monitors the performance and compensation of executive officers and other key employees, and makes appropriate recommendations and reports to the Board concerning matters of executive compensation.

COMPENSATION PHILOSOPHY

         The Company's compensation philosophy is to provide total compensation at a level necessary to attract, motivate, develop, and retain outstanding employees. The fundamental philosophy of the Company's executive compensation program is to relate the executive's total compensation closely to superior individual, departmental and corporate performance, and through this performance to shareholder value. The Company's philosophy discourages automatic annual salary increases and favors variable incentive compensation tied to measurable results.

         The Compensation Committee's executive compensation program consists of three main components: (1) base salary; (2) the Management Incentive Compensation Plan (the "Incentive Plan"); and (3) incentive stock options under the Company's 1995 Stock Option Plan (the "1995 Option Plan"), all of which are structured to encourage the achievement of superior results over time and to link executive officer and shareholder interests. The Company also has an Employee Savings and Stock Ownership Plan ("ESSOP") which terminates in 1998, and will be replaced by an Incentive Stock Option Plan under the 1995 Option Plan, in which all non-union employees will participate in order to further link executive and employee interests with those of the Company. The Company occasionally awards bonuses for extraordinary individual performance. The decision to award bonuses for extraordinary individual performance is made by the Compensation Committee upon the recommendation of the Company's President.

         The Compensation Committee determines the compensation for the Named Executive Officers of the Company. Mr. Coleman Andrews, who served as Chairman of the Board in 1997, was compensated during the first half of 1997 directly by WorldCorp, and a portion of his annual salary was allocated to the Company. Effective June 1997 the Company entered into an employment agreement with Mr. Andrews. Mr. Andrews', Mr. Ray's, Mr. Khatib's, and Mr. Fort's compensation is set forth in written employment agreements, the terms of which are discussed herein. See "Contracts and Termination of Employment and Change in Control Arrangements" below. In May 1995, the Board of Directors of the Company approved the 1995 Option Plan, which is described in detail herein. Prior to the establishment of the 1995 Option Plan, certain executives of the Company were eligible to receive awards of options to purchase common stock of WorldCorp pursuant to the WorldCorp 1988 Amended and Restated Stock Option Plan.

COMPONENTS OF COMPENSATION

         (1)  Base Salary

         Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent.

         Through 1994, the Company had a merit-based system for determining base salary increases for its executive officers. Annual base salary increases would be awarded to executives based upon the performance ratings they received in their annual performance review. Effective 1995, the 1995 version of the Incentive Plan discussed below replaced entirely the system of annual merit increases for officers and managers of the Company.

         Although the Incentive Plan replaced the system of annual merit increases, the base salaries of officers and managers may still be adjusted from time to time if the Compensation Committee determines in the case of Company executives (after reference to market data) that an executive's base salary is not competitive with the marketplace, or if there is a substantial change in the duties and responsibilities of the executive.

         The full Board of Directors is responsible for setting the base salary of the Company's President and Chief Executive Officer taking into account the recommendations of the Compensation Committee. The Compensation Committee is responsible for setting the base salaries of the other named executive officers, based upon the recommendations of the Company's President.

         (2)  Management Incentive Compensation Plan

The Company's Incentive Plan makes eligible for annual incentive cash bonus awards all Company employees at the management level or above who are not covered by sales commissions or similar agreements, or by collective bargaining agreements. The Incentive Plan for 1997 has the following major objectives: 1) focus management attention on a limited number of measurable objectives that drive company performance; 2) reward and encourage individual results and excellence; 3) encourage contribution to team results; and 4) encourage all managers to look beyond individual and team performance towards the achievement of Company results. All performance objectives (individual, departmental and Company) are established in writing at the beginning of each year. The most important annual objective is for the Company to achieve its planned net income target that was set at the beginning of each year. The net income target is part of the Company's annual revenue and expense plan which is approved by the Company's Board of Directors. The Company is discussing alterations to the plan for implementation during 1998.

         TARGET AWARDS

         The Incentive Plan is a quantitative matrix consisting of three critical components. First, it sets a target award (expressed as a percentage of base salary) for each level of management. The target award is the level of incentive compensation to be paid when individual performance requirements are consistently met, departmental performance requirements are consistently met, and Company results meet the Company's internal plan objectives. The target bonus level for the Company's President is 40% of base salary; for Vice Presidents and Department Heads, 30% of base salary; for director level employees, 20% of base salary and for managers, 10% of base salary.

         WEIGHTING

         Second, the Incentive Plan weighs individual results, departmental results and company results differently for each level of management. Senior managers' incentives are more heavily weighted towards department and Company performance; other managers' incentives are more heavily weighted towards individual and department performance. Under this approach, managers may receive awards for strong individual or department performance even when Company results are below plan. However, all managers nevertheless retain a significant stake in Company results. Under the Incentive Plan, President/CEO awards are determined solely by Company net income performance compared to the Company's annual financial plan. Company results are based upon whether the Company meets or exceeds certain net income targets expressed in the Company's annual internal revenue and expense plan.

         ADJUSTMENTS

         Third, the Incentive Plan adjusts the award up or down based on an appraisal of individual results, department results and Company results. These mechanics are expressed in a simple formula. Managers are encouraged to use the formula to learn the range of potential incentive awards for different levels of individual, department and Company performance.

         The intent of the Incentive Plan is to provide greater compensation "upside" to high performing managers than the 4.5% increase provided in the 1994 merit pay plan. In 1997, managers received annual salary adjustments under the merit pay plan (although the merit pay plan continues to cover non-management personnel). However, department heads have limited budget authority to adjust a manager's salary if two conditions are met: first, the manager's base salary is below midpoint of the applicable salary range; and second, adjustment is required to address a substantial salary inequity.

         The Board of Directors approved incentive awards for 1997 pursuant to the Incentive Plan of $27,009 for Mr. Ray, $17,500 for Mr. Coleman Andrews, $25,587 for Mr. Fort and $30,102 for Mr. Khatib. In March, 1998, the Compensation Committee recommended and the Board approved increasing Mr. Fort's salary from $170,000 to $185,000. Incentive awards for 1998 pursuant to the Incentive Plan were made on March 2, 1998.

         (3)  Incentive Stock Options

         On May 24, 1995, the Company's stockholders approved the Option Plan that took effect May 31, 1995. Members of the Company's Board of Directors, employees and consultants to the Company or its affiliates are eligible to participate in the 1995 Option Plan. The Company has reserved 1,100,000 shares of Common Stock for issuance upon the exercise of options granted to participants under the 1995 Option Plan. As of March 31, 1998, the Company had awarded options to purchase 1,209,670 shares of Common Stock, which are exercisable at prices ranging from $6.75 to $12.50 per share. Of such options, 694,956 were exercisable as of March 31, 1998. The Company is seeking shareholder approval at this Annual Meeting of a proposal to increase the number of shares reserved for issuance under the Plan, so that all non-union employees can participate.

         The Option Plan is designed to help the Company attract and retain key management level employees, and to reward the Company's employees for results that contribute to strong earnings performance and improved share values. The number of options granted in the case of Company executives is set by the Board of Directors based upon a range of factors, including scope of responsibilities, internal equity and external competitiveness. The number of stock options granted to non-executives was determined by a formula based on annual salary and the share price on the date of the grant.

         Accelerated vesting of options based on share price appreciation is one element of the Option Plan designed to align the interests of the Company's executives with those of the Company's stockholders. For those executives, 20% of options granted vest on the later of the grant date or completion of the first full year of employment, while vesting of the balance of the options occurs at the earlier of certain share value increases or 90 days prior to expiration of the options. An additional 25% of the options vest for each 25% improvement in the Company's share value (compounded). Vesting for participants below the Vice President level is designed to encourage retention of employees, and occurs in equal monthly installments over three years following the grant date. No option is exercisable more than 10 years following the grant date.

         The Option Plan permits the grant of both incentive stock options and nonqualified stock options. The Option Plan is administered by the Compensation Committee, which has the authority to select individuals to participate in the Option Plan and to determine the terms of all options awards made under the Option Plan.

         The exercise price for options awarded under the Option Plan may not be less than 85% of the fair market value (as defined) of the Common Stock at the time of grant, except that incentive stock options may not be less than the fair market value of the Common Stock. Participants may pay the exercise price in cash or shares of Common Stock already held by the participant.

         (4) Employee Savings and Stock Ownership Plan

         In addition to the three components of the executive compensation program, the Company has also offered an Employee Savings and Stock Ownership Plan ("ESSOP" or "Plan") available to all executives and regular employees. In September 1996, the Boards of Directors of WorldCorp and World Airways substituted World Airways for WorldCorp as sponsor of the ESSOP. The Board of Directors in March, 1998 has approved the termination of the ESSOP effective June 30, 1998 when the number of shares under the Plan are expected to be fully allocated.

         When WorldCorp established the ESSOP in February 1989, World Airways was a wholly-owned subsidiary. After the Company's initial public offering in October 1995, WorldCorp's ownership was reduced to 59.3 percent and Malaysian Helicopter Services Berhad ("MHS") ownership was reduced to 16.6%. By September 1996, 256 of the ESSOP participants were World Airway's employees and only four were employees of WorldCorp. Because World Airways now had a publicly traded stock available and virtually all of the ESSOP participants were employees of World Airways, the Board decided it was in the best interest of the Plan participants and the Company to substitute the Company as the sponsor of the Plan and to make the Common Stock available instead of WorldCorp's common stock. This substitution better aligned the participants' interests with the Company because they could invest in stock of their employer, World Airways, rather than the parent company, WorldCorp. The Board also believed that the Company should bear the administrative costs of the ESSOP because virtually all of the participants were its employees.

         To effect the substitution, the ESSOP trustees exchanged the unallocated shares of WorldCorp held by the Plan with shares of the Company's Common Stock. The exchange ratio was based on the average closing prices for WorldCorp and World Airways common stock on the New York Stock Exchange and Nasdaq, respectively, for the five trading day period preceding the closing date of September 30, 1996. The Company also made a discretionary contribution of $50,000 to the Plan to enhance the fairness of the exchange to the Plan beneficiaries. The Company's Board deemed the contribution fair and in the interest of the Company because it would have incurred similar organizational costs to establish a new plan if the WorldCorp ESSOP were terminated, and maintaining the existing Plan with the substitution of the Company and its stock was less disruptive to the participants than creating a new plan.

         The ESSOP contains a "cash or deferred arrangement" under Section 401(k) of the Internal Revenue Code. The Company matches employee contributions dollar for dollar when allocated for the purchase of the Common Stock and 33.3% when allocated to other investment options. As a result of the substitution, effective September 30, 1996, employee allocations to stock were matched with Common Stock rather than WorldCorp common stock.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Charles W. Pollard, who departed the Company on March 14, 1997, received compensation in 1997 pursuant to the terms of an employment agreement dated as of January 1, 1995. This employment agreement contained terms and conditions consistent with the compensation philosophy stated herein, and substantially the same as the terms and conditions of the employment agreement between T. Coleman Andrews and WorldCorp, Inc. In 1997 Mr. Pollard received a base salary of $236,250, $2,595.14 in matching contributions under the ESSOP, and $205.00 in group term life insurance paid by the Company. Under the Management Incentive Compensation Plan, awards for the President and Chief Executive Officer are determined solely by the Company's net income performance compared to the Company's annual financial plan; no award was made to Mr. Pollard for 1996. Mr. Pollard also received leave payout in the amount of $40,267 and prepayment of retirement and life insurance benefits in the amount of $411,000.00.

         From March 14, 1997, until April 4, 1997, Mr. Coleman Andrews served as President and Chief Executive Officer on an interim basis. During that period, Mr. Andrews continued to be compensated directly by WorldCorp, with a portion of his salary allocated to the Company.

         Since April 4, 1997, Mr. Russell Ray, who prior to that time was a Director of the Company, has served as President and Chief Executive Officer. From April until November 1997, Mr. Ray was paid a base salary at the rate of $396,000 per year. The Compensation Committee established this level based on its assessment of compensation paid by similar companies, as well as its recognition that Mr. Ray had agreed to take on the role of President and Chief Executive Officer on short notice in order to satisfy the Company's immediate needs. In November 1997, his salary was reduced to $350,000.

         In December 1997, the Company entered into an Employment Agreement with Mr. Ray in connection with his elevation to Chief Executive Officer. This Agreement provides Mr. Ray with a base salary of $350,000 per year and annual bonuses, determined in a manner consistent with the compensation philosophy stated herein, of up to 75% of his base salary. In a separate stock option agreement, Mr. Ray was granted options to purchase up to 250,000 shares of Common Stock at an exercise price of $7.125 per share. Vesting of these options may be accelerated based upon the achievement of specified trading price levels for the Common Stock.

         In setting the compensation levels under the Employment Agreement with Mr. Ray, as well as an Employment Agreement entered into contemporaneously with Mr. Coleman Andrews, the Compensation Committee retained the services of an internationally recognized employee benefits consulting organization to conduct an analysis of compensation benefits paid to persons in comparable positions in other similarly situated companies. That analysis confirmed the judgment of the Compensation Committee that the compensation levels that had been tentatively reached in negotiations between the Compensation Committee and Messrs. Ray and Andrews were consistent with market rates of compensation.

         For 1997, Mr Ray received a performance bonus of $27,009, and Mr. Andrews received a performance bonus of $17,500, reflecting the Compensation Committee's subjective assessment of the results that Messrs. Ray and Andrews achieved. This assessment took into account the results achieved by the Company and the changes in management during 1997.

         See "Contracts and Termination of Employment and Change in Control Arrangements" below, for a discussion of the Company's employment agreements.


                                            THE COMPENSATION COMMITTEE
                                            --------------------------

                                            Peter M. Sontag (Chairman)
                                            A. Scott Andrews
                                            Daniel J. Altobello
                                            Russell L. Ray, Jr., Ex-officio

                            STOCK PERFORMANCE GRAPH*


         The Company conducted an initial public offering on October 5, 1995. The following graph and chart compare the performance of the Common Stock since such date to the Russell 2000 Index, the Dow Jones Airlines Index, and the Dow Jones Air Freight/Couriers Index. Both the graph and the chart assume that the value of the investment in the Company's common stock and each index was $100 at October 5, 1995, and that all dividends were reinvested.


                              [graph appears here]


----------------------------------
* The Dow Jones Airlines Index and Dow Jones Air Freight/Couriers Index (collectively, the "Dow Jones Indices") have been used as industry peer group indices because the Company has a limited number of competitors and because such peer group data is unavailable from the primary competitors of the Company with respect to its air transportation services business (these competitors, consisting of other chartered airline services, being either foreign-owned or only recently publicly traded). Although the Company has used the Dow Jones Indices as peer group indices, differences between the companies which comprise these indices and the Company reduce the comparability of stock price performance and other performance indicators. The Dow Jones Airlines Index consists of the major, scheduled, domestic airline carriers whereas World Airways is a smaller airline carrier with no scheduled service. The Dow Jones Air Freight/Couriers Index consists of large freight/courier companies such as Federal Express which have freight and courier operations significantly larger than World Airways' cargo operations.

                             PERFORMANCE GRAPH INDEX
                          OCTOBER 1995 TO DECEMBER 1997


                              [graph appears here]

EXECUTIVE COMPENSATION

         In May 1995, the Board of Directors of the Company approved the 1995 Option Plan, which is described in detail above. Prior to the establishment of the 1995 Option Plan, executives of the Company were eligible to receive awards of options to purchase common stock of WorldCorp pursuant to the WorldCorp 1988 Amended and Restated Stock Option Plan.

         The following table sets forth information concerning the compensation received for services rendered to the Company during the years ended December 31, 1995, 1996 and 1997 for each Named Executive Officer. On March 14, 1997, Mr. Pollard departed the Company and was succeeded as acting President and Chief Executive Officer, pursuant to the Company's by laws, by T. Coleman Andrews. On April 4, 1997, Mr. Ray was named President and Chief Executive Officer of the Company.

                           SUMMARY COMPENSATION TABLE


                                                                      Long-Term
                             Annual Compensation                    Compensation
                             ---------------------------------------------------
                                                                       Awards
                                                                    ------------
                                                                     Securities
                                                                     Underlying
                                                                      Options/       All Other
   Name and Principal         Year     Salary(1)      Bonus(2)         SARs(3)     Compensation
        Position                          ($)           ($)              (#)          ($)(4)
-------------------------    ------    ---------      --------      ------------  ------------
T. Coleman Andrews, III       1997      175,000(5)     17,500         150,000(6)      53,806(7)
                              1996      200,000          ---
                              1995      200,000          ---
Russell Ray                   1997      270,085        27,009         250,000(8)       5,798(9)
President and                 1996        ---            ---             ---            ---
Chief Executive Officer       1995        ---            ---           10,000(10)       ---

Ahmad M. Khatib               1997      200,000        30,102            ---          10,718(11)
Executive Vice President      1996      191,519        30,000            ---           4,060
                              1995      165,000        45,000          150,000        33,349
Vance Fort                    1997      170,000        25,587                          9,094(12)
Executive Vice President      1996      166,363        25,500            ---           6,466
                              1995      154,922        38,250          125,000         3,383

Charles W. Pollard            1997      236,250          ---            ----         454,068(13)
Former President and          1996      225,000          ---            ----          10,077
Chief Financial Officer       1995      230,365        45,000         250,000(14)     10,124

--------------------
Footnotes

(1) Amounts that were paid as fixed compensation for services on a regular basis. Compensation deferred under the ESSOP, which is also available to employees of the Company is excluded from theses amounts. The Company's contributions to the ESSOP accounts of the Named Executive Officers is included in the column titled "All Other Compensation." See footnote 4.

(2) Bonuses are listed for the year in which the bonus was earned. Most bonuses are paid early in the year following the year in which the bonus was earned by the individual.

(3) Includes options granted in 1997, 1996 and 1995 under World Airways' 1995 Stock Option Plan. No warrants or SARS were granted in 1997, 1996 or 1995.

(4) Amount consists of the proceeds from the exercise of stock options, and the value of World Airways contributions to the ESSOP accounts of the Named Executive Officers company payments for group life term insurance, retirement distributions, leave and relocation payments. See discussion of Employee Savings and Stock Ownership Plan at the Compensation Report.

(5) The amount reported in this chart relates to the employment agreement between World Airways and Mr. Andrews and an intercompany Services Agreement ("Services Agreement") between WorldCorp and World Airways. Pursuant to the terms of the employment agreement effective June 27, 1997, the company paid Mr. Andrews $75,000 in 1997. In accordance with the Services Agreement, the Company paid WorldCorp $100,000 of Mr. Andrews' salary of $200,000.

(6) Consists of options to purchase 150,000 shares of World Airways common stock granted to Mr. Andrews under the Option Plan in connection with his employment agreement. See Contracts and Termination of Employment and Change in Control Arrangements below.

(7) Consists of $306 in group term life insurance paid on behalf of Mr. Andrews, $9,500 in the Company's contributions to Mr. Andrews' ESSOP account, and $44,000 in daily fees.

(8) Consists of options to purchase 250,000 shares of Common Stock granted to Mr. Ray under the Option Plan.

(9) Consists of $3,159 in group term life insurance paid on behalf of Mr. Ray and $2,639 in the Company's contributions to Mr. Ray's ESSOP account.


(10) Consists of options to purchase 10,000 shares of Common Stock granted to Mr. Ray, as a Director under the 1995 Option Plan.

(11) Consists of $1,218 in group life insurance paid on behalf of Mr. Khatib and $9,500 in the Company's contributions to Mr. Khatib's ESSOP account.

(12) Consists of $1,671 in group life insurance paid on behalf of Mr. Fort and $7,423 in the Company's contributions to Mr. Fort's ESSOP account.

(13) Consists of $205 in group term life insurance paid on behalf of Mr. Pollard, $2,596 in the Company's contributions to Mr. Pollard's ESSOP account, and $411,000 for pre-retirement.

(14) Mr. Pollard's stock options expired on March 13, 1998 pursuant to the terms of his stock option agreement.

                      COMPANY STOCK OPTION GRANTS TO NAMED
                           EXECUTIVE OFFICERS IN 1997

      The following table lists options grants to the Company's Named Executive Officers in 1997. In addition, in accordance with the rules of the Commission, the tables also set forth hypothetical gains that would exist for the respective options based on assumed rates of annual compounded growth in the stock price of 0%, 5% and 10% from the date the options were granted over the full option.

                                INDIVIDUAL GRANTS

                                              Percent of
                                              Total
                            Number of         Options/SARS                                          Potential Realizable Value
                            Securities        Granted to                                         At Assumed Annual Rates of Stock
                            Underlying        Company             Exercise                      Price Appreciation for Option Terms
                            Options/SARS      Employees at          Price        Expiration     -----------------------------------
Name                        Granted(#)        Dec. 31, 1997          ($)            Date        0%           5%             10%
-----------------------    ------- ------     ---------------    ----------      ----------    -----      --------     ------------
T. Coleman Andrews, III          150,000            19.0%           $7.31        06/26/2005     $0        $524,902      $1,276,500
Russell L. Ray, Jr.              250,OO0            34.0%           $7.31        12/01/2000     $0        $288,060      $  604,903
Ahmad M. Khatib                    ---               ---             ---             ---        ---          ---             ---
Vance Fort                         ---               ---             ---             ---        ---          ---             ---
Charles W. Pollard                 ---               ---             ---             ---        ---          ---             ---

-----------------------------------------------------------------------------------------------------------------------------------

                       AGGREGATED OPTION EXERCISES IN 1997
                          AND YEAR-END OPTION VALUES(1)

         The following table sets forth the number of shares covered by both exercisable and unexercisable stock options. Also reported are the values for "in-the-money" options.

------------------------------------------------------------------------------------------------------------------

                                                                        Number of                    Value of
                                                                        Securities                  Unexercised
                                                                        Underlying                 In-the-Money
                                                                       Unexercised                Options/SARS at
                                                                     Options/SARS at             December 31, 1997
                                  Shares                            December 31, 1997                 ($)(1)
                                 Acquired          Value
                                    on           Realized(2)         (Exercisable/                 (Exercisable/
            Name                 Exercise            $               Unexercisable)               Unexercisable)
-------------------------       ----------       -----------     -----------------------        -----------------
T. Coleman Andrews, III           0 WLDA           0 WLDA          50,000/100,000 WLDA               0/0 WLDA
                                  0 WOA             0 WOA             585,000/0 WOA                   0/0 WOA

Russell L. Ray, Jr.               0 WLDA           0 WLDA          110,000/150,000 WLDA              0/0 WLDA
                                  0 WOA             0 WOA                0/0 WOA                      0/0 WOA

Ahmad M. Khatib                   0 WLDA           0 WLDA          30,000/120,000 WLDA               0/0 WLDA
                                  0 WOA             0 WOA             150,000/0 WOA                   0/0 WOA

Vance Fort                        0 WLDA           0 WLDA           43,750/81,250 WLDA               0/0 WLDA
                                  0 WOA             0 WOA                0/0 WOA                      0/0 WOA

Charles W. Pollard                0 WLDA           0 WLDA           250,000/0(3) WLDA                0/0 WLDA
                                  0 WOA             0 WOA             130,000/0 WOA                   0/0 WOA
------------------------------------------------------------------------------------------------------------------


(1) The information set forth in this table includes the aggregate amount of all options granted to the named executive officers by the company and WorldCorp. The calculations in this table are based upon a December 31, 1997, closing price of $6.88 for World Airways on the NASDAQ National Market and a closing price of $1.00 of WorldCorp's common stock on the New York Stock Exchange. WLDA is the NASDAQ trading symbol for World Airways and WOA is the New York Stock Exchange trading symbol for WorldCorp. shares not specifically designated are World Airways, or "WLDA" shares.

(2 Value based on market value of the common stock on the exercise date minus the exercise price.

(3) Charles W. Pollard's options were unexercised and expired on March 13, 1998.

                   CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS


EMPLOYMENT AGREEMENTS

T. COLEMAN ANDREWS, III

         The Company and T. Coleman Andrews, III, entered into an employment agreement and a stock option agreement effective as of June 27, 1997. The employment agreement provides that Mr. Andrews will serve as Chairman of the Board of the Company and perform such other duties as the Board shall reasonably assign to Mr. Andrews until June 30, 2000, unless terminated earlier or extended. Mr. Andrews is entitled to a base salary of $150,000 per year and annual bonuses of up to 75% of his base salary, and Mr. Andrews is entitled to participate in all bonus and incentive compensation plans or arrangements made available by the Company to its officers and directors. Mr. Andrews shall also receive a daily fee of $2,000 (not to exceed $50,000 in any given year unless approved by the Compensation or Executive Committee of the Board) for each day that Mr. Andrews, as requested or agreed to by the CEO or the Board of Directors, participates in non-routine activities or meetings. In addition, the Company is obligated to maintain a life insurance policy insuring Mr. Andrews' life and providing for a death benefit of $2,000,000. Mr. Andrews was also granted certain stock options under the 1995 Option Plan, which are more fully discussed below. The employment agreement terminates upon Mr. Andrews's death in which case Mr. Andrews' estate or designated beneficiaries shall receive (i) one month of salary (ii) any accrued bonus and (iii) any benefits provided to Mr. Andrews to the extent permitted by such plan documents. The Company may terminate the agreement upon a disability which continues for a period of twelve months or "for cause" (as defined) upon the affirmative vote of two-thirds of the Board of Directors excluding Mr. Andrews and interested directors. The Company may terminate the agreement for other than cause or disability upon 90 days prior written notice, provided that there is approval of such termination by at least two-thirds of the directors except Mr. Andrews and interested directors. Mr. Andrews may terminate the agreement upon 30 days notice under certain circumstances, including a relocation of the Company's headquarters outside the Washington, D.C. metropolitan area, a substantial alteration of his responsibilities, the Company's reduction of his compensation without his consent or failure to pay any portion of his current compensation, Board approval of a liquidation or dissolution of the Company, and a change in control (as defined) of the Company. If the Board terminates Mr. Andrews's employment without cause, or if Mr. Andrews terminates his employment in accordance with the agreement, Mr. Andrews is entitled to receive a lump sum payment equal to the total amount of Mr. Andrews' entire salary and bonus which would otherwise be due and payable under the agreement for the remainder of the agreement, certain other compensation due under the agreement including fringe benefits, and all granted but unvested options will become immediately exercisable. If, by June 30, 1999, the Company or Mr. Andrews has not given the other party written notice of their intention not to renew the agreement, then Mr. Andrews's employment agreement will be automatically extended through June 30, 2001, on the same terms and conditions.

         Pursuant to a stock option agreement between the Company and Mr. Andrews dated as of December 2, 1997, Mr. Andrews has been granted options to purchase up to 150,000 shares of Common Stock at an exercise price of $7.31 per share. The options expire on December 1, 2005, unless sooner terminated in accordance with the option agreement. Options for 50,000 shares were exercisable at the time of the grant. The options for the remaining 100,000 shares will become exercisable on September 1, 2005; however, the exercise date will be accelerated in three increments of 33,333 shares each if certain targets are achieved regarding the Company's stock price. Pursuant to this acceleration provision, Mr. Andrews will be entitled to exercise options to purchase increments of 33,333 shares of Common Stock, at the $7.31 exercise price, following any twenty trading-day period during which the Common Stock trades at a price that is an increase of 25% over the preceding eligibility level for 20 trading days. Should Mr. Andrews cease to be employed by the Company or to serve in one of several other specified capacities, options that have not become exercisable by such time will not thereafter become exercisable. Options exercisable at such time will remain exercisable for one year.

        Mr. Andrews serves as Director and Chairman of the Board of the Company. Mr. Andrews previously served as President & Chief Executive Officer of WorldCorp until April 1997. He also served as the Company's Chief Executive Officer in 1995. WorldCorp compensates Mr. Andrews directly through an employment agreement between Mr. Andrews and WorldCorp as of October 1, 1997.

RUSSELL L. RAY, JR.

        The Company has entered into an employment agreement with Russell L. Ray, Jr. as of December 2, 1997, providing that Mr. Ray will serve as President and Chief Executive Officer of the Company until September 30, 1999, unless terminated earlier or extended. Mr. Ray is entitled to a base salary of $350,000 per year and annual bonuses of up to 75% of his base salary, and Mr. Ray is entitled to participate in all bonus and incentive compensation plans or arrangements made available by the Company to its officers and directors. Mr. Ray was also granted certain stock options under the 1995 Option Plan, which are more fully discussed below. The employment agreement terminates upon Mr. Ray's death, in which case the Company would have no further obligation to Mr. Ray or his estate other than the disposition of life insurance and related benefits and accrued and unpaid base salary and incentive compensation for periods prior to the date of death. The Company may terminate the agreement upon disability which continues for a period of 6 months, "for cause" (as defined) upon the affirmative vote of the majority of the Board of Directors or for other than cause. Mr. Ray may terminate the agreement upon 30 days notice under certain circumstances, including a relocation of the Company's headquarters outside the Washington, D.C. metropolitan area, a substantial alteration of his responsibilities, the Company's reduction of his compensation without his consent or failure to pay any portion of his current compensation, Board approval of a liquidation or dissolution of the Company, and a change in control (as defined) of the Company. If the Board terminates Mr. Ray's employment without cause, or if Mr. Ray terminates his employment in accordance with the agreement, Mr. Ray is entitled to receive the remainder of the base salary for the term of the agreement and any accrued and unpaid bonus and certain other compensation due under the agreement, and certain granted but unvested options will become immediately exercisable. If, by September 30, 1998, the Company has not given Mr. Ray written notice of the Company's intention not to renew the agreement, then Mr. Ray's employment agreement will be automatically extended through September 30, 2000 on the same terms and conditions.

     Pursuant to a stock option agreement between the Company and Mr. Ray dated December 2, 1997, Mr. Ray has been granted options to purchase up to 250,000 shares of Common Stock at an exercise price of $7.31 per share. The options expire on December 1, 2005, unless sooner terminated in accordance with the option agreement. Options for 100,000 shares were exercisable at the time of the grant. The options for the remaining 150,000 shares will become exercisable on September 1, 2005; however, the exercise date will be accelerated in three increments of 50,000 shares each if certain targets are achieved regarding the Company's stock price. Pursuant to this acceleration provision, Mr. Ray will be entitled to exercise options to purchase increments of 50,000 shares of Common Stock, at the $7.31 exercise price, following any twenty trading-day period during which the Common Stock trades at or above a price that is an increase of 25% over the preceding eligibility level for 20 trading days. Should Mr. Ray cease to be employed by the Company or to serve in one of several other specified capacities, options that have not become exercisable by such time will not thereafter become exercisable. Options exercisable at such time will remain exercisable for one year.

AHMAD M. KHATIB

         The Company has entered into an employment agreement with Ahmad M. Khatib as of October 1, 1996, providing that Mr. Khatib will serve as Executive Vice President of the Company until December 31, 1999, unless terminated earlier or extended. Mr. Khatib is entitled to a base salary of $200,000 per year and bonuses under the Company's Incentive Plan, the right to participate in all bonus and incentive compensation plans or arrangements made available to other Company officers and directors and certain other benefits, including a $1 million life insurance policy. Mr. Khatib is entitled to receive stock options in accordance with the 1995 Option Plan. The agreement terminates upon Mr. Khatib's death in which case the Company would have no further obligation to Mr. Khatib or his estate other than the disposition of life insurance and related benefits and accrued and unpaid base salary and incentive compensation for periods prior to the date of death. The Company may terminate the agreement upon disability which continues for a period of 12 months, or for cause (as defined) by the President and Chief Executive Officer. If there is a change of control (as defined) of the Company, then the Company may terminate Mr Khatib's employment "for cause" (as defined) only upon the affirmative vote of the majority of the Board of Directors. If the Board terminates Mr. Khatib's employment without cause, Mr. Khatib is entitled to receive the remainder of the base salary and certain other compensation due under the agreement and all options granted to Mr. Khatib but unexercisable under the 1995 Option Plan will become immediately exercisable. Mr. Khatib may terminate the agreement upon 30 days prior notice under certain circumstances, including a substantial alteration of his responsibilities, the Company's reduction of his compensation without his consent or failure to pay any portion of his current compensation and Board approval of a liquidation or dissolution of the Company. If, on December 31, 1998, Mr. Khatib and the Company have not executed a new employment agreement, and neither party has given written notice to the other that they intend to allow the agreement to expire at the end of its term on December 31, 1999, then Mr. Khatib's employment agreement will be automatically extended through December 31, 2000 on the same terms and conditions.

         As part of his employment agreement, Mr. Khatib has agreed that he will hold a specified minimum number of shares of Common Stock and/or WorldCorp common stock during the term of the agreement. Mr. Khatib's employment agreement was amended on April 30, 1997, for the purpose of counting shares of Common Stock and WorldCorp common stock allocated to Mr. Khatib's ESSOP account towards his stock holding requirements. Mr. Khatib is required to hold 3,746 shares of Common Stock and/or WorldCorp common stock upon the earlier of December 31, 1996 or his exercise of 56,250 options. Mr. Khatib is required to hold 5,625 shares of Common Stock and/or WorldCorp common stock upon the earlier of December 31, 1997 or his exercise of 75,000 options. Mr. Khatib is required to hold 7,500 shares of Common Stock and/or WorldCorp common stock upon the earlier of December 31, 1998 or his exercise of 93,750 options. Mr. Khatib is also required to hold 9,371 shares upon his exercise of 112,500 options, 11,248 shares upon his exercise of 131,250 options and 13,125 shares upon his exercise of 150,000 options.

     Pursuant to a stock option agreement between the Company and Mr. Khatib dated May 31, 1995, Mr. Khatib has been awarded options to purchase up to 150,000 shares of Common Stock at an exercise price of $11.00 per share. The options expire on May 30, 2003, unless sooner terminated in accordance with the option agreement. Options for 30,000 shares were exercisable at the time of the grant. The options for the remaining 120,000 shares will become exercisable on January 31, 2003; however, the exercise date will be accelerated with respect to increments of 30,000 shares if certain targets are achieved regarding the Company's stock price. Pursuant to this provision, Mr. Khatib will be entitled to exercise options to purchase 30,000 shares of Common Stock, at the $11.00 exercise price, each time that the Common Stock trades at a price that is an increase of 25% over the preceding eligibility level for 20 trading days. Should Mr. Khatib cease to be employed by the Company or to serve in one of several other specified capacities, options that have not become exercisable by such time will not thereafter become exercisable. Options exercisable at such time will remain exercisable for one year.

VANCE FORT

                  The Company has entered into an employment agreement with Vance Fort as of October 1, 1996, providing that Mr. Fort will serve as Executive Vice President of the Company until December 31, 1998, unless terminated earlier or extended. Mr. Fort is entitled to a base salary of $170,000 per year and is eligible to receive annual bonuses pursuant to the Company's 1995 Management Incentive Compensation Plan. The Board of Directors in March 1998 increased Mr. Fort's salary to $185,000. Mr. Fort was also granted certain stock options under the 1995 Option Plan, which are more fully discussed below. The employment agreement terminates upon Mr. Fort's death in which case the Company would have no further obligation to Mr. Fort or his estate other than the disposition of life insurance and related benefits and accrued and unpaid base salary and incentive compensation for periods prior to the date of death. The Company may terminate the agreement upon disability which continues for a period of 12 months, or for cause (as defined) by the President and Chief Executive Officer. If there is a change of control (as defined) of the Company, then the Company may terminate Mr. Fort's employment for cause (as defined) only upon the affirmative vote of the majority of the Board of Directors. Mr. Fort may terminate the agreement upon 30 days notice under certain circumstances, including a relocation of the Company's headquarters outside the Washington, D.C. metropolitan area, a substantial alteration of his responsibilities, the Company's reduction of his compensation without his consent or failure to pay any portion of his current compensation, and Board approval of a liquidation or dissolution of the Company. If the Board terminates Mr. Fort's employment without cause, or if Mr. Fort terminates his employment in accordance with the agreement, Mr. Fort is entitled to receive the remainder of the base salary and certain other compensation due under the agreement, and all granted but unvested options will become immediately exercisable. If, by July 4, 1998, Mr. Fort and the Company have not executed a new employment agreement, and neither party has given written notice to the other that they intend to allow the agreement to expire at the end of its term on December 31, 1998, then Mr. Fort's employment agreement will be automatically extended through December 31, 1999 on the same terms and conditions.

         As part of his employment agreement, Mr. Fort has agreed that he will hold a specified minimum number of shares of Common Stock and/or WorldCorp common stock during the term of the agreement. Mr. Fort is required to hold 3,122 shares of Common Stock and/or WorldCorp common stock upon the earlier of December 31, 1996 or his exercise of 46,875 options. Mr. Fort is required to hold 4,688 shares of Common Stock and/or WorldCorp common stock upon the earlier of December 31, 1997 or his exercise of 62,500 options. Mr. Fort is required to hold 6,250 shares of Common Stock and/or WorldCorp common stock upon the earlier of December 31, 1998 or his exercise of 78,125 options. Mr. Fort is also required to hold 7,809 shares upon his exercise of 93,750 options, 9,373 shares upon his exercise of 109,375 options and 10,938 shares upon his exercise of 125,000 options.

     Pursuant to a stock option agreement between the Company and Mr. Fort dated May 31, 1995, Mr. Fort has been granted options to purchase up to 125,000 shares of Common Stock at an exercise price of $11.00 per share. The options expire on May 30, 2003, unless sooner terminated in accordance with the option agreement. Options for 43,750 shares were exercisable at the time of the grant. The options for the remaining 81,250 shares will become exercisable on January 31, 2003; however, the exercise date will be accelerated in four increments of 20,312.5 shares each if certain targets are achieved regarding the Company's stock price. Pursuant to this acceleration provision, Mr. Fort will be entitled to exercise options to purchase increments of 20,312.5 shares of Common Stock, at the $11.00 exercise price, following any twenty trading-day period during which the Common

Stock trades at or above a price that is an increase of 25% over the preceding eligibility level for 20 trading days. Should Mr. Fort cease to be employed by the Company or to serve in one of several other specified capacities, options that have not become exercisable by such time will not thereafter become exercisable. Options exercisable at such time will remain exercisable for one year.

CHARLES W. POLLARD

         Mr. Pollard departed as World Airways' President and Chief Executive Officer on March 14, 1997. Pursuant to the terms of Mr. Pollard's employment agreement, World Airways paid Mr. Pollard on March 24, 1997, the undiscounted remainder of his base salary of $225,000 through December 31, 1997, the expiration date of his agreement. Of Mr. Pollard's 250,000 stock options, 100,000 were previously exercisable. The remaining 100,000 of Mr. Pollard's stock options became exercisable on March 14, 1997. These stock options were exercisable at an exercise price of $11.00 per share for one year from March 14, 1997. All of the options were canceled, because Mr. Pollard had not exercised such options by March 14, 1998. World Airways was also obligated to continue certain of Mr. Pollard's medical, dental and disability insurance benefits until he receives comparable benefits from a new employer. Mr. Pollard received a prepayment of retirement and life insurance benefits in the amount of $411,000.

CHANGE IN CONTROL AGREEMENTS

         The Company has issued stock options to each of the Named Executive Officers. The option agreements provide that in the event of a termination without cause (as defined) within two years after a Change in Control (as defined), the executive officers' stock options shall become fully vested and exercisable.

         WorldCorp has issued stock options to certain of the Company's Named Executive Officers. Certain of the options issued to executive officers under WorldCorp's 1988 Stock Option Plan prior to May 13, 1992, provided that upon a Change of Control (as defined) the executive officer's option shall become immediately exercisable as of the date of the Change of Control for up to double the number of shares of WorldCorp's Common Stock for which the option is otherwise exercisable as of the date of the Change of Control (not to exceed the total number of Option Shares, as defined). Other options issued to executive officers under the WorldCorp 1988 Stock Option Plan prior to May 13, 1992, provided that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable. In 1992, WorldCorp amended and restated its 1988 Stock Option Plan. WorldCorp's stockholders approved the amended and restated 1988 Stock Option Plan on May 13, 1992. Options issued to executive officers under the 1988 WorldCorp Stock Option Plan as amended and restated provide that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable.

                              CERTAIN TRANSACTIONS

     The Company operated as a wholly owned subsidiary of WorldCorp from June 1987 until February 1994 and has operated since February 1994 as a majority owned subsidiary of WorldCorp. The Company completed an initial public offering of its Common Stock in October 1995. As of March 31, 1998, approximately 32% of the Company's outstanding Common Stock is owned by public investors. WorldCorp owns 51.2% of the Company's outstanding Common Stock. The remaining 16.8% is owned by Malaysian Helicopter Services Berhad, a Malaysian aviation company ("MHS").

Pursuant to an August 20, 1997 agreement, on September 18, 1997, WorldCorp consummated the sale of 3,227,000 shares (the "Shares") of Common Stock of World Airways to World Airways. The Shares were purchased by World Airways for total consideration of $24.7 million or $7.65 per Share, less expenses. The sale reduced WorldCorp's ownership percentage of World Airways below 50%. The agreement to purchase the Shares of Common Stock of World Airways triggered certain "co-sale" rights under a shareholders agreement among MHS, WorldCorp and World Airways that would permit MHS to sell 773,000 shares of World Airways Common Stock. On January 22, 1998, MHS sold 773,000 shares of World Airways common stock to World Airways. The Shares were purchased by World Airways for total consideration of $5.9 million, or $7.65 per share, less expenses. The sale increased WorldCorp's ownership percentage of the Company to 51.2% and reduced MHS's ownership percentage of the Company to 16.8%.

         WorldCorp and the Company historically utilized a single corporate staff for administrative services, thus permitting the Company to utilize WorldCorp management personnel as needed. Effective January 1, 1995, substantially all of WorldCorp's management personnel became employees of the Company and since such date the Company has provided certain administrative services to WorldCorp. WorldCorp and the Company have entered into a Services agreement pursuant to which the Company and WorldCorp will continue to provide services to each other at negotiated rates, which the Company believes are comparable to those that could be obtained on an arms-length basis.

         WorldCorp is subject to the provisions of an indenture terminating in 2004, which causes the Company not to pay dividends upon the occurrence of any events of default by WorldCorp under such indenture.

         Pursuant to the October 1993 MHS Stock Purchase Agreement, the Company and WorldCorp sold 24.9% of the outstanding shares of common stock to MHS for $27.4 million (or $11.00 per share) in February 1994. In August 1994, MHS acquired 32% of the Common Stock and assumed management control of Malaysian Airlines, one of the Company's largest customers. Effective December 31, 1994, WorldCorp agreed to pay MHS $5.8 million pursuant to a promissory note due December 31, 1995 in exchange for (i) 5% of the outstanding shares of Common Stock which was held by MHS, and (ii) the execution of a series of multi-year contracts between the Company and Malaysian Airlines. WorldCorp repaid the $8.5 million note in full on December 31, 1995. Of the $8.5 million consideration paid by WorldCorp to MHS, $3.0 million is attributable to certain contract enhancements received by the Company as a result of such multi-year contracts with Malaysian Airlines.

         In 1997, the Company entered into a 32-month agreement for year-round operations (including the Hadj) with Malaysian Airlines whereby the Company is providing two passenger aircraft with cockpit crews, maintenance and insurance to Malaysian Airlines' newly-formed charter division through May 1999. However, the Company agreed to a five month reduction in the utilization of one aircraft during 1997, and the aircraft was redeployed in other activity. Malaysian Airlines has not informed the Company of any reductions for 1998. The Company provided three aircraft for 1997 Hadj operations. Malaysian Airlines received notice from the Malaysian Hadj Board that Malaysian Airlines would not participate in the 1998 Hadj pilgrimage. As a result, Malaysian Airlines entered into an agreement on behalf of the Company for the Company to provide two DC-10 aircraft to fly in the 1998 Indian Hadj.

         The Company has a long-term contract to operate three MD-11 cargo aircraft for Malaysian Airlines. However, beginning in July 1996, and as mutually agreed by the parties, World Airways redeployed two cargo aircraft, which had been operating under these contracts, into another contract which ended in February 1998. The Company and Malaysian Airlines are currently discussing the redeployment of these aircraft back into Malaysian Airlines' operations during 1998 in order to meet the contracts' original obligations. The Company can provide no assurances, however, that the Company will, in fact, be able to do so.

         Malaysian Airlines is subject to the financial difficulties associated with the adverse economic conditions in Malaysia and the Asia Pacific Region, but it has remained current with its payments for committed block hour minimums provided in the contracts. Failure by Malaysian Airlines to meet its aircraft lease obligations, if not offset by other business, would have a material adverse effect on the financial condition, cash flows and results of operations of the Company.

         Subsequent to year-end, the Company loaned WorldCorp $2 million. The loan is collateralized by one million shares of the Company's stock owned by WorldCorp which have been pledged to World Airways, and bears interest at prime plus 2.5%.

         Effective April 20, 1998, WorldCorp consummated a transaction pusuant to which it acquired an 80% interest in Paper Acquisition Corp, ("Paper"). In connection with this transaction with Paper, WorldCorp has pledged all of its shares of common stock of both WorldCorp Acquisition and InteliData, and WorldCorp Acquisition has pledged all of its shares of common stock of both World Airways and Paper, to current Paper shareholders to collateralize the notes and and the earn-out entered into in connection with the transaction. The notes contain various restrictive covenants, including dividend restrictions on WorldCorp and its subsidiaries, limitations on transfers of cash to WorldCorp, as well as cross-default provisions. Upon an event of default, the noteholders may assume control of the WorldCorp Acquisition board and the pledged collateral.

                   ITEM NO. 2 -- RATIFICATION OF SELECTION OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The firm of KPMG Peat Marwick LLP served as independent certified public accountants for the Company in 1997 and is expected to be represented at the Annual Meeting. A representative of KPMG Peat Marwick LLP will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

         As of this date, the Board of Directors desires to have KPMG Peat Marwick LLP continue as accountants for the Company for the year ending December 31, 1998. Accordingly, the Company is presenting a resolution to the meeting to ratify the appointment by the Board of Directors. If the stockholders do not approve the proposal, the Board of Directors will reconsider its action with respect to the appointment of accountants. Approval of the resolution, however, will in no way limit the Board's authority to terminate or otherwise change the engagement of KPMG Peat Marwick LLP during the year ending December 31, 1998.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.


                     ITEM NO. 3 -- APPROVAL OF AMENDMENT TO
                           1995 STOCK OPTION AGREEMENT

         The Board of Directors has unanimously recommended amending the 1995 Option Plan to increase the number of shares of Common Stock issuable under the 1995 Option Plan from 1,100,000 to 1,800,000. The 1995 Option Plan is designed to help the Company attract and retain key management level employees, and to reward the Company's employees for results that contribute to strong earnings performance and improved share values.

SHARES SUBJECT TO OPTION

         Under the 1995 Option Plan as proposed to be amended, a total of 1,800,000 shares of Common Stock will be available for grant, an increase of 700,000 shares. As of March 31, 1998, the Company had awarded options to purchase 1,209,670 shares of Common Stock, which are exercisable at prices ranging from $6.75 to $12.50 per share. Of such options, 694,956 were exercisable as of March 31, 1998.

ELIGIBILITY; ADMINISTRATION

         Members of the Company's Board of Directors, employees and consultants to the Company or its affiliates are eligible to participate in the 1995 Option Plan. The 1995 Option Plan is administered by the Compensation Committee, which has the authority to select individuals to participate in the 1995 Option Plan and to determine the terms of all awards made under the 1995 Option Plan.

1995 OPTION PLAN BENEFITS

         The 1995 Option Plan is designed to help the Company attract and retain key management level employees, and to reward the Company's employees for results that contribute to strong earnings performance and improved share values. The number of options granted in the case of Company executives is set by the Board of Directors based upon a range of factors, including scope of responsibilities, internal equity and external competitiveness. The number of stock options granted to non-executives is determined by a formula based on annual salary and the share price on the date of the grant. The 1995 Option Plan permits the grant of both incentive stock options and nonqualified stock options.

         Accelerated vesting of options based on share price appreciation is one element of the 1995 Option Plan designed to align the interests of the Company's employees with those of the company's stockholders. In the case of Company executives, 20% of options granted vest on the later of the grant date or completion of the first full year of employment, while vesting of the balance of the options is based on performance of the Company's stock. An additional 25% of the options vest for each 25% improvement in share value. Vesting for participants below the vice president level is designed to encourage retention of employees, and occurs in equal monthly installments over three years following the grant date. No option is exercisable more than 10 years following the grant date.

         The exercise price for options awarded under the 1995 Option Plan may not be less than 85% of the fair market value (as defined) of the Common Stock at the time of grant, except that incentive stock options may not be less than the fair market value of the Common Stock. Participants may pay the exercise price in cash or shares of Common Stock already held by the participant.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                             STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company's Secretary no later than December 1, 1998, to be included in the Company's 1999 proxy materials.

         Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of the Company at World Airways, Inc., The Hallmark Building, 13873 Park Center Road, Suite 490, Herndon, Virginia 20171.

                    OTHER MATTERS TO COME BEFORE THE MEETING

         In addition to the matters described above, there will be an address by the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the business.

     The Company does not intend to bring any other matter before the meeting and does not know of any other matter which is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.

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                                  ANNUAL REPORT

         A copy of the Annual Report is being mailed to each stockholder entitled to vote at the Annual Meeting of Stockholders. A copy of the Company's Form 10-K is available at no charge to all stockholders. For a copy write to:
Jim Douglas, Executive Vice President and Chief Financial Officer, World Airways, Inc., The Hallmark Building, Suite 490, 13873 Park Center Road, Herndon, Virginia 20171.

                                OTHER INFORMATION

         This solicitation of proxies is made by the Board of Directors, and the Company will bear the costs of solicitation. In addition to solicitation by mail, proxies may also be solicited by directors, officers, and employees of the Company, who will not receive additional compensation for such solicitation. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock. The address of World Airways' principal executive offices is The Hallmark Building, 13873 Park Center Road, Suite 490, Herndon, Virginia 20171, and its telephone number is (703) 834-9200. The above notice and proxy statement are sent by order of the Board of Directors.

Dated:   April 30, 1998

                                            By Order of the Board of Directors,



                                            Vance Fort
                                            Secretary